                             REIMBURSEMENT AGREEMENT

         THIS REIMBURSEMENT AGREEMENT (the "Agreement") is entered into this ____ day of November, 2000, by and between RICHARD E. SCHADEN ("Schaden") and THE QUIZNO'S CORPORATION, a Colorado corporation (the "Corporation").

                                   WITNESSETH

         WHEREAS, Tucker Anthony Capital Markets ("Tucker") has agreed to loan up to $2,100,000.00 to Schaden under and pursuant to a Credit Agreement of even date herewith (the "Loan"); and

         WHEREAS, in order to induce Tucker to make the Loan to Schaden, the Corporation has guarantied the payment of the Loan under and pursuant to a Guaranty Agreement of even date herewith (the "Guaranty");

         WHEREAS, Schaden desires to assure the Corporation that he will reimburse the Corporation for any amounts the Corporation is required to pay under and pursuant to the Guaranty; and

         WHEREAS, Schaden desires to pledge all of the shares of capital stock and other rights to receive stock or distributions of and from the Corporation as collateral for his obligations hereunder.

         NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Payment Under Guaranty. Upon satisfaction of the conditions stated in the Guaranty, the Corporation will pay to Tucker the amounts required to be paid under the Guaranty.

         2. Reimbursement and Indemnity. Upon written demand by the Corporation, Schaden shall indemnify, hold harmless and pay the Corporation in full for any amounts that the Corporation paid to Tucker under the Guaranty, and Schaden shall indemnify, hold harmless and pay the Corporation all other losses, claims, damages, fees, expenses and costs, including attorney's fees, asserted against or paid by the Corporation under the Guaranty.

         3. Pledge. To secure the obligations of Schaden hereunder, Schaden hereby pledges, assigns and transfers to Corporation, and grants to Corporation a lien and security interest in any and all of his shares of common or preferred capital stock in the Corporation, participations in profits or other equivalents, however designated, other equity interests and other distributions from the Corporation whether based upon ownership of equity or otherwise, and any proceeds or products of the foregoing, however and whenever arising and wherever located.

         4. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and assigns.


         IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.

                                         ---------------------------------------
                                         Richard E. Schaden

                                         THE QUIZNO'S CORPORATION, a Colorado
                                         corporation

                                         By:
                                            ------------------------------------
                                         Its:
                                             -----------------------------------

                                       2